                 [Letterhead of Simpson Thacher & Bartlett LLP]



                                          April 6, 2004


Cohen & Steers REIT and Preferred Income Fund, Inc.
757 Third Avenue
New York, New York 10017


Ladies and Gentlemen:

         We have acted as counsel to Cohen & Steers REIT and Preferred Income Fund, Inc., a closed-end management investment company organized as a Maryland corporation (the "Company"), in connection with the Registration Statement on Form N-2, File Nos. 333-113018 and 811-21326 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") and the Investment Company Act of 1940, as amended, relating to the issuance by the Company of 3,560 shares of Series TH28 taxable auction market preferred stock, par value $.001 per share, with a liquidation preference of $25,000 per share (the "Shares") in connection with the offering described in the Registration Statement.

         We have examined the Registration Statement and form of the share certificate which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Cohen & Steers REIT and Preferred
Income Fund, Inc.                     - 2 -                        April 6, 2004


As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

         In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Pricing Committee of the Board of Directors of the Company (the "Board") has determined certain of the terms, rights and preferences of the Shares pursuant to authority delegated to it by the Board and the Articles Supplementary relating to the Shares have been filed with the Maryland State Department of Assessments and Taxation, the Shares to be offered for sale pursuant to the Prospectus included in the Registration Statement will have been duly authorized and, when thereafter, sold, issued and paid for in accordance with the applicable definitive underwriting agreement approved by the Board, will have been validly and legally issued and will be fully paid and nonassessable.

         Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Venable LLP dated the date hereof.

         We do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the law of the State of Maryland.

Cohen & Steers REIT and Preferred
Income Fund, Inc.                     - 3 -                        April 6, 2004


         We hereby consent to the filing of this opinion letter as Exhibit 2(l)(i) to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.

                                         Very truly yours,


                                         /s/ Simpson Thacher & Bartlett LLP
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                                         SIMPSON THACHER & BARTLETT LLP